Exhibit 99.1

MERRIMACK PHARMACEUTICALS ADOPTS

SECTION 382 NET OPERATING LOSS RIGHTS PLAN

CAMBRIDGE, MA, December 3, 2019 /Business Wire/ – Merrimack Pharmaceuticals, Inc. (Nasdaq: MACK) (the “Company” or “Merrimack”), announced today that its Board of Directors (the “Board”) has adopted a Section 382 net operating loss rights plan (the “Plan”) and declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Company common stock. The Plan is designed to protect the Company’s ability to use its valuable net operating loss (“NOL”) carryforwards and certain other valuable tax attributes.

“Preservation of our NOL carryforwards is a key element of our strategic plan and may be used to offset potential corporate tax payments related to future milestones in order to maximize shareholder value,” said Gary Crocker, CEO of the Company. “This Plan is similar to rights plans adopted by other public companies and is designed to diminish the risk that Merrimack’s existing NOL carryforwards and other tax attributes become limited under Section 382 of the Internal Revenue Code.”

Details of the Plan and the related rights will be contained in a Current Report on Form 8-K that the Company will file with the Securities and Exchange Commission.

About Merrimack Pharmaceuticals, Inc.

Merrimack Pharmaceuticals, Inc. is a biopharmaceutical company based in Cambridge, Massachusetts that is entitled to receive up to $450.0 million in contingent milestone payments related to its sale of ONIVYDE® to Ipsen S.A. in April 2017 and up to $54.5 million in contingent milestone payments related to its sale of anti-HER3 programs to 14ner Oncology, Inc. in July 2019. The Company is seeking potential acquirers for its remaining preclinical and clinical assets.

To the extent that statements contained in this press release are not descriptions of historical facts, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements include any statements about Merrimack’s strategy, future operations, future financial position, future revenues and future expectations and plans and prospects for Merrimack, and any other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions. In this press release, such statements include, but are not limited to the potential value of future net operating loss carryforwards of the Company.

Factors that could cause actual results to differ materially from those contemplated in the Company’s forward-looking statements include, among others: (a) the difficulty of determining all of the facts relevant to Section 382 of the Internal Revenue Code; (b) unreported buying and selling activity by the Company’s stockholders; and (c) the adoption of the Plan may not prevent one or more of the Company’s stockholders from, notwithstanding the dilution to such stockholder’s interest, engaging in buying and selling activity that may have an adverse impact on the Company’s tax attributes.

The Company undertakes no obligation to update or revise any forward-looking statements. Forward-looking statements should not be relied upon as representing Merrimack’s views as of any date subsequent to the date hereof. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Merrimack’s business in general, see the “Risk Factors” section of Merrimack’s Quarterly Report on Form 10-Q filed with the SEC on November 12, 2019 and the other reports Merrimack files with the SEC.

Contact:

ir@merrimack.com